Exhibit 99.1
Tenet Announces Chief Financial Officer Transition

DALLAS – June 23, 2023 – Tenet Healthcare Corporation (NYSE: THC) announced the appointment of Sun Park as Executive Vice President & Chief Financial Officer of the Company, effective January 1, 2024, as part of the Company’s planned Chief Financial Officer transition. Mr. Park will serve as an Executive Vice President of the Company from July 11, 2023 through December 31, 2023.

As previously announced, Dan Cancelmi, Executive Vice President & Chief Financial Officer, will retire at the end of 2023. Mr. Park will succeed Mr. Cancelmi in that capacity and report to Saum Sutaria, M.D., Chief Executive Officer of Tenet.

Mr. Park is an experienced healthcare executive with a track record of driving results. He has strong leadership experience in corporate finance, operational finance, strategy, and corporate development. Most recently, Mr. Park served as Executive Vice President and Group Chief Financial Officer for Pharmaceutical Distribution and Strategic Global Sourcing of AmerisourceBergen. In this role since 2018, he was most recently responsible for commercial and operational finance for all of AmerisourceBergen’s global business units, which represents over $240 billion in annual revenues and serves healthcare providers, manufacturers, and patients. Prior to joining AmerisourceBergen in 2012 to lead Strategy and Development, Mr. Park held progressive leadership roles at several global biotechnology and pharmaceutical companies.

Mr. Park will succeed Mr. Cancelmi to lead all aspects of the Company’s finance function including financial planning & analysis, accounting, SEC reporting, internal audit, tax, treasury, government programs, and investor relations.

“I am pleased to welcome Sun to Tenet and believe his leadership experiences, coupled with his data-driven and outcomes-oriented approach will serve our Company well as we continue to execute on our strategic priorities,” said Saum Sutaria, M.D., Chief Executive Officer of Tenet. “Sun’s well rounded leadership experience in corporate and operational finance will enable us to continue to unlock value for our shareholders as we continue to transform our portfolio.”

“It is a pleasure to have Sun joining Tenet. He is an experienced public company finance leader with an understanding of the healthcare services value chain. I look forward to partnering with Sun to ensure a smooth transition of leadership of our strong finance function at Corporate and across our business units,” said Dan Cancelmi, Chief Financial Officer.

“I am excited to join Tenet Healthcare, a leading healthcare services company with a track record for growth and value creation,” said Sun Park. “I am looking forward to building upon the strong financial foundation to further the Company’s continued performance.”

About Sun Park

Before joining the Company, Sun Park was the Executive Vice President and Group Chief Financial Officer for Pharmaceutical Distribution and Strategic Global Sourcing of AmerisourceBergen, a Fortune 10 global pharmaceutical sourcing and distribution services company. Mr. Park has served in leadership roles at AmerisourceBergen, since joining in 2012, across finance, data & analytics, corporate strategy and development, and pharmaceutical manufacturer relationships. Previously, Mr. Park served in various leadership roles at MedImmune, a global biotechnology company, at AstraZeneca, and at Merrill Lynch & Company. Mr. Park has a B.A. in Mathematical Economics and Molecular Biology from Yale University and a M.A. in Biotechnology from Johns Hopkins University.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Our care delivery network includes United Surgical Partners International, the largest ambulatory platform in the country, which operates or has ownership interests in more than 465 ambulatory surgery centers and surgical hospitals. We also operate 61 acute care and specialty hospitals, approximately 110 other outpatient facilities, a network of leading employed physicians and a global business center in Manila, Philippines. Our Conifer Health Solutions subsidiary provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers, and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company’s expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regards to developments related to COVID-19. Particular uncertainties that could cause the Company’s actual results to be materially different than those expressed in the Company’s forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic and other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2022, subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

Investor Contact	Media Contact
Will McDowell	Robert Dyer
469-893-2387	469-893-2640
william.mcdowell@tenethealth.com	mediarelations@tenethealth.com